UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  December 7, 2012

Altair Nanotechnologies Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12497	33-1084375
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

204 Edison Way
Reno, NV	89502
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:
(775) 856-2500

N/A
(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]      Written  communications  pursuant to Rule 425 under the  Securities Act (17 CFR 230.425)

[ ]      Soliciting  material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]      Pre-commencement  communications  pursuant to Rule  14d-2(b)  under the Exchange Act (17 CFR 240.14d-2(b))

[ ]      Pre-commencement  communications  pursuant to Rule  13e-4(c)  under the Exchange Act (17 CFR 240.13e-4(c)

TABLE OF CONTENTS

Item 3.03	Material Modification to Rights of Security Holders

Item 9.01	Exhibits

SIGNATURES

EXHIBIT INDEX

EX. 99.1:	Press release entitled “Altair Nanotechnologies Inc. Announces 1-for-6 Reverse Stock Split”

2

Item 3.03	Material Modification to Rights of Security Holders

On December 7, 2012, Altair Nanotechnologies Inc. (the “Company”) announced that it has determined to effect a six-to-one (6:1) consolidation (a/k/a 1-for-6 reverse stock spilt) of its shares of common stock effective as of 5:00 PM EST, December 17, 2012.  The consolidation was approved by the stockholders at the Company’s annual and special meeting of stockholders on November 28, 2012 and has been authorized by the Company’s Board of Directors. The consolidated shares of common stock are expected to begin trading on a post-consolidation basis on December 18, 2012 on the Nasdaq Capital Market.

This action is being taken in order to preserve the Company's listing on the NASDAQ Capital Market which requires, among other things, a minimum bid price exceeding $1.00 per share. The Company is required to be in compliance with a minimum bid price per share for a period of 10 trading days by January 2, 2013, and in the event the Company has not regained compliance by such date, the shares will likely be delisted from NASDAQ.

In the consolidation, each six issued and outstanding shares of common stock will be converted automatically into one share of common stock.  The number of outstanding shares of common stock will be reduced from approximately 69,537,911 shares pre-consolidation to approximately 11,589,652 shares post consolidation.   No fractional shares or scrip certificates shall be issued to the holders of presently issued and outstanding shares of the common stock.  Rather, any fractional share that remains after all shares beneficially held by a holder of the shares of common stock have been consolidated will be rounded up to a whole share of common stock.

Stockholders of record as of closing on December 17, 2012 will receive instructions explaining the process for obtaining post-consolidation stock certificates.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release entitled “Altair Nanotechnologies Inc. Announces 1-for-6 Reverse Stock Split”.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altair Nanotechnologies Inc.

Dated: December 7, 2012	By:	/s/ Stephen B. Huang
Stephen B. Huang, Chief Financial Officer

4